UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



                                 AMENDMENT NO. 7


Filed by the Registrant [x] Filed by a Party other than Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))

[x]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-12

                             The Deltona Corporation

- ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                 Not Applicable


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required

[x] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  Common Stock, $1.00 Par Value

         2)       Aggregate number of securities to which transaction applies:

                  4,044,277

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  $200,000.00*

     * The price per unit is the product of the pre-reverse split price of $0.40 per share to be paid for fractional shares and the reverse stock split ratio of 500,000 ($0.40 x 500,000 = $200,000.00).

         4)       Proposed maximum aggregate value of transaction:

                  $1,617,711

         5)       Total fee paid:

                  $323.54

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                             THE DELTONA CORPORATION

                           8014 S.W. 135TH STREET ROAD

                                 OCALA, FL 34473
                                 (352) 307-8100

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD January 28, 2004



As a shareholder of The Deltona Corporation (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Special Meeting of Shareholders of the Company to be held at the Woodland Pavilion, 312 Marion Oaks Boulevard, Ocala, Florida 34473 on January 28, 2004, at 10:00 AM, local time, for the following purposes:


     1. To consider and act upon a reverse stock split of the Company's common stock that would result in the shareholders receiving one share of our common stock for every 500,000 shares of our common stock that they currently own. The reverse stock split and related cash purchase by the Company of fractional shares at a rate of $.40 per share resulting from the reverse stock split is proposed to take the Company private.


     2. To consider and act upon an amendment to the Company's Articles of Incorporation to reduce the Company's authorized common stock from 15,000,000 shares to 30 authorized shares, which is in proportion to the reverse stock split.


     3. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The Board of Directors has fixed the close of business on December 19, 2003 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournment thereof. Only shareholders at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books will not be closed.


You are  cordially  invited to attend the meeting.  HOWEVER,  WHETHER OR NOT YOU
EXPECT TO ATTEND THE MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A proxy may be revoked by a shareholder by notifying the Secretary of the Company in writing at any time prior to its use, by executing and delivering a subsequent proxy or by personally appearing at the Annual Meeting and casting your vote, each as specified in the enclosed proxy statement.

                                   By order of the Board of Directors
                                   /s/ Sharon J. Hummerhielm
                                   Executive Vice President and
                                   Corporate Secretary
                                   Ocala, Florida

                             YOUR VOTE IS IMPORTANT.
                 PLEASE EXECUTE AND RETURN PROMPTLY THE ENCLOSED
                      PROXY CARD IN THE ENVELOPE PROVIDED.

                                 PROXY STATEMENT




                             THE DELTONA CORPORATION

                       FOR SPECIAL MEETING OF SHAREHOLDERS


                        TO BE HELD January 28, 2004


TO OUR SHAREHOLDERS:

This Proxy Statement is furnished to the shareholders of The Deltona Corporation (the "Company") for use at a Special Meeting of Shareholders on January 28, 2004, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The enclosed proxy is solicited on behalf of the Board of Directors of the Company and can be revoked at any time prior to the voting of the proxy (as provided herein).

Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted as follows:

1. FOR the approval of a reverse stock split of the Company's common stock that would result in the shareholders receiving one share of our common stock for every 500,000 shares of our common stock that they currently own. The reverse stock split and related cash purchase by the Company of fractional shares resulting from the reverse stock split is proposed to take the Company private.

2. FOR the approval of an amendment to the Company's Articles of Incorporation to reduce the Company's authorized common stock from 15,000,000 shares to 30 authorized shares which is in proportion to the reverse stock split.

In the event the reverse stock split is approved, fractional shares will be purchased from holders at a rate of $.40 per share of existing stock. Two shareholders, Yasawa Holdings, N.V., a Netherlands Antilles corporation, and
Selex International, B.V., a Netherlands corporation, both of which are controlled by Antony Gram, an officer and director of the Company, will cause the shares owned or controlled by them, 9,919,041 shares or 73.23% of the outstanding shares, to be voted in favor of the reverse stock split and for the proposed amendment to the Company's Articles of Incorporation. As a result, approval of these matters is assured. Antony Gram is Chairman of the Board of Directors, President and CEO of the Company. Following completion of the reverse stock split, Yasawa Holdings, N.V. ("Yasawa") and Selex International, B.V.("Selex"), will together own 100% of the Company's outstanding shares. The Company, Mr. Antony Gram, Yasawa Holdings, N.V., Selex International, B.V., and Wilbury International, N.V.("Wilbury") (collectively "Filing Persons") have filed a Schedule 13e-3 in connection with the proposed reverse stock split and the proposed amendment to the Articles of Incorporation.

The record of shareholders entitled to vote at the Special Meeting was taken at the close of business on December 19, 2003 (the "Record Date"). A list of all stockholders of record as of December 19, 2003, the record date for the Special Meeting, will be available from January 16, 2004 through January 27, 2004, for any stockholder to examine at our Miami office, 999 Brickell Avenue, Suite 700, Miami, Florida 33131, and at our headquarters in Ocala at 8014 SW 135th Street Road, Ocala, Florida 34473. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is December 26, 2003. The principal executive offices of the Company are located at 8014 S.W. 135th Street Road, Ocala, Florida 34473.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTIONS, PASSED ON THE MERITS OF THE PROPOSED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               SUMMARY TERM SHEET


This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the terms and conditions of the reverse stock split, as well as the consequent amendment to our Articles of Incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.


WHAT ARE THE PRINCIPAL PURPOSES OF THE PROPOSED REVERSE STOCK SPLIT AND THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION?

          o Allowing the Company to "go private" and thereby relieving it of the expense of SEC compliance.

          o    Allowing   the  Company  to  react  more   quickly  to  corporate
               opportunities.

          o    Allowing    unaffiliated    shareholders   to   liquidate   their
               shareholdings.

WHAT WILL I RECEIVE IF THE REVERSE STOCK SPLIT IS APPROVED?

If the reverse stock split is approved by the shareholders and implemented:

          o Shareholders owning fewer than 500,000 shares will receive $.40 for each share presently held by them. Following the proposed reverse stock split, two shareholders, Yasawa and Selex which are controlled by Antony Gram and which own more than 500,000 shares each, will remain. Antony Gram, as well as all of the officers and directors who own or control the voting of the Company shares intend to vote in favor of the reverse stock split, assuring its adoption.

          o The procedure for this exchange is described below under the caption "Exchange of Certificates and Payment of Fractional Shares".

          o No new certificates representing fractional shares will be issued. Instead, fractional shares will be purchased from holders
               at a rate of  $.40  per share. This   transaction   will  not
               involve   commissions   or  other transaction  fees that would be
               charged if you sold shares on the open market. We estimate that
               up to an aggregate of approximately $1,617,711   will  be  paid
               to approximately   1,763   of  our shareholders for their
               resulting fractional shares.

          o The payment of cash in lieu of fractional shares is described below under the caption "PROPOSAL ONE--Exchange of Certificates and Payment of Fractional Shares".

HOW WILL THE ARTICLES OF INCORPORATION BE AMENDED?

          o Our Articles of Incorporation will be amended to reduce the number of authorized shares of our common stock in the same 500,000 for one ratio, from 15,000,000 shares to 30 authorized shares, which is in proportion to the reverse stock split.

          o The reduction in the number of authorized common shares is described below under the caption "PROPOSAL ONE--Reverse Stock Split and Proposed Amendment to the Company's Articles of Incorporation".

WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE REVERSE STOCK SPLIT AND THE REDUCTION OF AUTHORIZED SHARES?

          O Advantages. All but the majority of shares controlled by Antony Gram will be purchased at $.40 per share allowing investors to liquidate their investments. The reduction in the number of shareholders will allow the Company to deregister as a public company.

         O     Disadvantages.  Most  existing  shareholders  will no longer  own shares in the Company. Though shareholders have never received dividends since the Company's incorporation, unaffiliated shareholders will not receive dividends or participate in any future success of the Company. The $.40 per share to be paid to unaffiliated shareholders may not represent the fair value of their shares. No special committee of independent directors was appointed to consider and approve the terms of the reverse stock split, nor were the terms of the reverse stock split negotiated on an arms-length basis. Unaffiliated shareholders will pay taxes on any gain realized over their basis in their shares.

WHAT CONFLICTS OF INTEREST EXIST?

          o Antony Gram is the beneficial owner of a majority of the outstanding shares of the Company and is the President, CEO and Chairman of the Board of Directors of the Company. A majority of the members of the Board are relatives of Antony Gram or are employees of entities controlled by Antony Gram. As such, he is able to dictate the Company's actions. Selex and Yasawa and Antony Gram through his ownership in each will be the sole beneficial holders of the remaining shares of the Company. While no special committee of independent directors was appointed to consider and approve the terms of the proposed reverse stock split and amendment to the Company's Articles of Incorporation, the Company's two independent, non-affiliated Directors did consider alternatives and the fairness of the proposed reverse stock split and recommended the adoption of the proposed reverse stock split and amendment to the Board.

WHAT DOES "GOING PRIVATE" MEAN?

          o There will then be two record shareholders remaining, less than 300 shareholders of record of our common stock, and registration of our common stock under the Securities Exchange Act of 1934, as amended, will be terminated, resulting in the delisting of our common stock from the OTC Bulletin Board.

          o Going private is described below under the caption "PROPOSAL ONE--Reverse Stock Split and Proposed Amendment to the Company's Articles of Incorporation".

          o If the reverse stock split is approved, we would not have to provide our shareholders with information that we currently provide, such as annual, quarterly and other reports required to be filed by us with the Securities and Exchange Commission (the "SEC").

          o    Our  common  stock  will no longer be quoted on the OTC  Bulletin
               Board, and there may be no public market for the new common stock.

          o The delisting of our common stock is described below under the caption "Reverse Stock Split and Proposed Amendment to the Company's Articles of Incorporation."

ARE THE REVERSE STOCK SPLIT AND REDUCTION OF AUTHORIZED SHARES FAIR TO SHAREHOLDERS WHOSE INTERESTS IN DELTONA WILL BE PURCHASED?

          o The independent, non-affiliated Directors, the Audit Committee and Board of Directors believe the reverse stock split and purchase of fractional shares at $.40 per share is fair to shareholders unaffiliated with Antony Gram.


          o The independent, non-affiliated Directors, the Audit Committee and Board of Directors have reviewed the opinions of Miller Advisory Group that the reverse stock split is fair to unaffiliated shareholders.


DO I HAVE APPRAISAL OR DISSENTER'S RIGHTS?

          o Under Delaware law, the law governing the reverse stock split, you do not have the right to demand the appraised value of your shares (dissenter's rights) if you vote against the proposed transaction. Your rights are described under " Appraisal Rights and Dissenter's Rights."

WHAT ARE THE TAX IMPLICATIONS OF THE REVERSE STOCK SPLIT?

          o Shareholders who receive cash in lieu of fractional shares of New Common Stock will be treated as receiving cash as payment in exchange for their fractional shares of New Common Stock, and they will recognize a capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

                                 SPECIAL FACTORS

PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE PROPOSED REVERSE STOCK SPLIT AND REDUCTION OF AUTHORIZED SHARES

Purposes. The 500,000 for one reverse stock split, purchase of fractional shares and reduction of the number of authorized shares have been unanimously approved by our Board of Directors and are proposed to take us private by reducing the number of shareholders of record to two, which is less than 300, thereby: (i) relieving us of the costs of filing public documents; (ii) allowing us to react more quickly to corporate opportunities; and (iii) permitting unaffiliated shareholders to liquidate their shares.

The Board of Directors and the Filing Persons believe that because of the Company's losses over several years, the Existing Common Stock has remained very thinly traded and has provided little liquidity for the Company's shareholders, particularly those shareholders with larger equity positions in the Company. In addition, because of the low trading volume and illiquidity of the Existing Common Stock, the Company has not been able to utilize the shares as a source of financing for its capital needs. For these reasons the Company has not been able to realize the principal benefits of public ownership and the Company's management expects no change in the situation regarding the Existing Common Stock for the foreseeable future.

The Board of Directors and the Filing Persons believe that the Company would be unable to obtain necessary funding for its operations from outside sources. As a result, shareholders presently bear a substantial risk that the Company would be unable to operate if the funding provided by Mr. Antony Gram were not available.

As a private company with two shareholders, the Company would have the ability to react more quickly to corporate opportunities requiring shareholder approvals, such as potential mergers or sales of the Company's assets. Neither the Company nor any of the continuing shareholders are presently aware of any such corporate opportunities.

The Board of Directors and the Filing Persons also believe that there are considerable costs and detriments to the Company in remaining a public reporting company. As part of its registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from termination of registration of common shares include lower printing and mailing costs; less complicated disclosure due to the company's private status; reduction in direct expenses such as word processing, EDGARizing, telephone and telefax charges associated with Securities and Exchange Commission filings; and elimination of the charges of brokers and transfer agents in forwarding materials to beneficial owners. The Company also believes that there will be a reduction in audit fees.

The Company also incurs substantial indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. Ceasing registration of the common stock will reduce or eliminate these costs.

Based on its experience in prior years, the Company's direct costs, which include a portion of the fees and expenses of independent auditors, printing, mailing and SEC filing fees are estimated at approximately $105,200 annually. These expenses are made up of Director's fees ($55,200); transfer agent's fees ($10,000); printing and mailing ($10,000); legal and accounting ($20,000); and miscellaneous other expenses ($10,000). This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate. In addition, the SEC, pursuant to the Sarbanes-Oxley Act of 2002 and other initiatives, is adopting expanded rules and regulations. The additional costs to appropriately respond to such expanded rules and regulations are not readily determinable at this time. It is expected that any savings will not be realized until the fiscal year ending December 31,2004. However, the Company cannot guarantee that the benefits of going private will be accomplished as rapidly as currently expected, or at all.

If the reverse stock split is approved and implemented, the number of shareholders of record of the Company's common shares will be reduced to two. The Company intends to terminate the registration of the common stock under the Exchange Act pursuant to Section 12(g)(4) of the Exchange Act. The decision by the Company to terminate Exchange Act registration upon implementation of the reverse stock split does not require shareholder approval and will not be voted on at the Special Meeting. The Company's duty to file periodic reports with the SEC, such as quarterly and annual reports, will end once the Company's securities are no longer registered under the Exchange Act, and the Company's common stock will no longer be quoted on the OTC Bulletin Board, where it currently is quoted.

The Company's Existing Common Stock was traded on the New York and Pacific Stock Exchanges under the symbol DLT until April 6, 1994, when the Company's stock was formally suspended from trading. The stock was subsequently delisted from both exchanges. Since August 31, 1994, the Company's existing common stock has been traded on a limited basis in the over-the-counter markets.

The 1994 delisting of the Existing Common Stock resulted in progressively less trading activity in the Company's Existing Common Stock, less liquidity for its shareholders and diminished opportunities for future equity financing of the Company's capital requirements. While a relisting of the Existing Common Stock on the NASDAQ SmallCap Market System or the NASDAQ National Market System would be desirable, such a relisting with either market system would require the Company's compliance with much more stringent market price and market value criteria that the Company currently does not meet.

The Company's management does not expect the Existing Common Stock to meet the relisting criteria of either market system in the foreseeable future.

Upon the approval of the reverse stock split, the Company will have two beneficial stockholders and there will be no market for the Company's shares.


In consideration of the aforementioned reasons, based on the recommendations of two independent directors, the Company's Board of Directors on December 13, 2001, approved, subject to approval by the Company's shareholders, a proposal to effect the reverse stock split and the amendment. On March 7, 2003, at a special meeting of the Board of Directors, the Board and the two independent directors re-affirmed their December 13, 2001, recommendation.

Alternatives. The Board of Directors considered several alternatives to the proposed reverse stock split and related amendment to the Articles of Incorporation reducing the number of authorized shares (the "related amendment"). The Board considered a reverse stock split ratio which would have allowed the Company to become a private company having fewer than 300 shareholders but retaining more than two shareholders. The Board rejected this alternative as being unfair to the remaining larger unaffiliated shareholders who would then no longer have even a limited market in which to sell their shares, thereby effectively denying such shareholders the value of their shares until such time as the Company were to pay dividends or the assets of the Company were sold. The Board also considered the alternative that the Company make a tender offer for its shares. The Board rejected this alternative. While a tender offer which was contingent upon acceptance of less than 100% of the unaffiliated shareholders could allow shareholders who wished to remain shareholders of a non-public company, this alternative was rejected because it also could result in shareholders' retaining their interests in the Company through inaction rather than choice or could fail to achieve its purpose if fewer than the minimum required number of shareholders accepted the tender. As a result, any tender offer would have been made contingent upon 100% acceptance by unaffiliated shareholders. Thus, such a tender offer would achieve the same result as a reverse stock split without presenting any advantages over a reverse stock split, but also presenting the disadvantage that the Board's goal of reducing the number of unaffiliated shareholders below 300 affiliated shareholders would be defeated in the event less than 100% of the unaffiliated shareholders accepted the tender.


The reverse stock split and related amendment are structured in such a way that following the approval of the reverse stock split and related amendment only the two largest shareholders of the Company will remain, Yasawa Holdings, N.V. and Selex International, B.V. Yasawa and Selex are controlled by Antony Gram, thus resulting in two (2) beneficial owners following the reverse stock split. The Company presently requires an annual capital infusion of approximately $4,000,000. The Company's public status has not aided the Company in funding its continuing capital requirements. Such funds have been provided most recently by Swan Development, a company owned and controlled by Antony Gram. The market for the Company's stock has been relatively inactive with long periods transpiring in which no Company stock is traded. The Company's public status has minimal benefit to the Company and its shareholders and incurs an annual expense of approximately $ 105,200, which does not take into account the many hours and days that officers, directors and other employees spend in assuring compliance with SEC regulations. In addition, the SEC, pursuant to the Sarbanes-Oxley Act of 2002 and other initiatives, is adopting expanded rules and regulations. The additional costs to appropriately respond to such expanded rules and regulations are not readily determinable at this time.


The need for continuous capital infusion appears to be ongoing. The Company has incurred operating losses from 1990 to 2000. While the Company recorded an operating profit for 2001, the Company nevertheless required a capital infusion of approximately$4,600,000. The Company incurred an operating loss in 2002 and required an additional capital infusion of $3,800,000 in 2002. The profit recorded for 2001 had no effect on the Board's decision to propose the reverse stock split and related amendment to the Articles of Incorporation. While the Company showed a modest operating profit in 2001, its cash flow requirements of over $4,000,000 were only met as a result of loans made to the Company through affiliates of Antony Gram. Moreover, a portion of the profit was attributable to the recalculation and reduction of debt reserves. The Company experienced a loss of over $1,500,000 in 2002. The Company was required to borrow approximately $3.8 million from affiliates of Antony Gram.


Interests of Certain Persons. Antony Gram is the beneficial owner of a majority of the outstanding shares of the Company and is the President, CEO and Chairman of the Board of Directors of the Company. As such, he is able to dictate the Company's actions. Antony Gram, through his holdings in Yasawa and Selex, will be the sole beneficial holder of the remaining shares of the Company.

Reasons and Effects. At the Board of Directors' May 8, 2001 meeting, management expressed its view that the Company and its shareholders are deriving little, if any, benefit from the Company's being a public company. The Company is presently incurring considerable costs in time and money to maintain this status.

The request that the Board investigate and then initiate a transaction to go private was initiated by George W. Fischer and Thomas B. McNeill, both of whom are independent, non-affiliated directors. Neither of them will own shares following the completion of the proposed reverse stock split. Both Mr. Fischer and Mr. McNeill were concerned that the continued viability of the Company was dependent on the funding provided by entities controlled by Mr. Gram and that in the event that funding was not available, the Company would be unable to raise funds through outside sources. Mr. Fischer has overseen the structuring and negotiating of the terms of the reverse stock split on behalf of the Company. The purchase price of $.40 per share to be paid for fractional shares was reached through discussions of the Board, including Mr. Antony Gram and Mr. Fischer.

The Board considered the advantages and disadvantages of being a private company and unanimously directed management to conduct a preliminary cost and feasibility study of going private, including a determination of the rights of dissenting shareholders.

The proposed reverse stock split would present potential disadvantages to unaffiliated shareholders. Unaffiliated shareholders will not receive dividends or participate in any future success of the Company. The $.40 per share to be paid to unaffiliated shareholders may not represent the fair value of their shares. A special committee of independent directors was not appointed to consider and approve the terms of the reverse stock split, nor were the terms of the reverse stock split negotiated on an arms-length basis. Unaffiliated shareholders will pay taxes on any gain realized over their basis in their shares.

The Board of Directors and the Filing Persons believe that the disadvantages to unaffiliated shareholders are outweighed by the benefits to the unaffiliated shareholders. No dividends have ever been paid by the Company and are unlikely to be paid in the foreseeable future. The Board of Directors and the Filing Persons believe the structure of the proposed reverse stock split is appropriate for the following reasons. The Company may or may not operate at a loss for the foreseeable future. The Board of Directors and the Filing Persons undertook the proposed reverse stock split at this time because there was little benefit to the Company's shareholders from ownership of shares in a public company (largely as the result of the financial condition of the Company) and the financial condition of the Company was not expected to change. In view of the fact that the Company's stock is thinly traded, the Board and the Filing Persons believe that the unaffiliated shareholders are more likely to receive a greater economic benefit as a result of the redemption of their share ownership through the reverse stock split than by maintaining the Company's present status.

The proposed reverse stock split will also provide advantages to the shareholders remaining after the reverse stock split, Yasawa Holdings and Selex International. The continuing shareholders alone will realize the benefits from the reduced costs (and the strategic opportunities) of the Company's being private, but will assume the entire risk of unprofitable operations and the need to fund operations.

The Company management also met with outside legal counsel to discuss a reverse stock split as well as other options for taking the Company private. After discussion with legal counsel and other advisors as to the options available, management determined that a reverse stock split was the most feasible in the Company's current situation. By direction of the Board of Directors, management engaged legal counsel and a financial advisor to assist the Company in pursuing the proposed reverse stock split.

The Company's two independent, non-affiliated Directors considered the possible alternatives and the proposed terms of the reverse stock split and recommended that the Board of Directors propose such a transaction to the shareholders.

At the Board of Directors' December 13, 2001, meeting, management reported that taking the Company private could be accomplished through the process of going private through a reverse stock split, with cash being paid for fractional shares that result. Management reported that a 500,000:1 reverse stock split to take the number of shareholders of record below 300 had been evaluated, and that in management's opinion the 500,000:1 ratio was preferable in order to avoid discriminating against larger unaffiliated shareholders. The Board discussed the fairness of the reverse stock split to the shareholders who will receive New Common Stock. Because of the cost savings associated with no longer being a public company and the perceived greater prospects going forward for expanded strategic alternatives, the Board concluded that a reverse stock split would be fair to such shareholders. The Board considered that during the preceding thirty-six month period, the Company had not received any bona fide offers from any person for (i) the merger or consolidation of the Company into or with any person, (ii) the sale or other transfer of all or any substantial part of the assets of the Company, or (iii) securities of the Company which would enable the holder thereof to exercise control of the Company. The Company during this period did not solicit any third party offers to merge or acquire the Company, nor did it authorize any member of the Board of Directors or unaffiliated party to do so.

In consideration of management's evaluation and the recommendation of the Audit Committee's two independent, non-affiliated Directors, the Board authorized a 500,000:1 reverse stock split, subject to the approval of the Company's shareholders. The Board considered the fairness opinions of the Miller Advisory Group wherein a price of $200,000.00 per share on a post-split basis ($.40 per share on a pre-split basis) to be paid for fractional shares resulting from a 500,000:1 reverse stock split was determined to be fair to those shareholders receiving such payment for fractional shares.


The Board reviewed the duties of the Board of Directors under Delaware law in evaluating a reverse stock split and discussed the preparation of documents to be filed with the SEC in this regard. Also at this meeting, after the completion of the presentations and discussions, the Board approved a 500,000:1 reverse stock split with $0.40 per pre-split share being paid for all Fractional Shares resulting, and all corporate actions necessary in connection with these undertakings, were approved unanimously to be placed for a vote before the Company's special meeting of Shareholders.

The Company and its Board of Directors, Antony Gram, George W. Fischer, Rudy Gram, Thomas B. McNeill and Christel DeWilde, are proposing the reverse stock split at this time because:

          o The Company incurred an operating loss for the years 1998, 1999 2000 and 2002; and

          o The cost of remaining a public company continues to grow while no corresponding benefit to the Company and its shareholders is expected in the foreseeable future.

          o    The market for the Company's shares is extremely limited.

          o This will enable unaffiliated shareholders to redeem their shares at $.40 per share on a pre-split basis.

Failure to approve the reverse stock split would require a continuation of incurring the substantial costs of being a public company without a corresponding benefit. The Company had 13,544,277 shares of common stock issued on the Record Date. If the proposed reverse stock split and the proposed amendment to the Articles of Incorporation are approved and implemented, each share of Existing Common Stock will automatically be reclassified into 0.000002 of a fully paid and non-assessable share of New Common Stock without any further action on the part of the shareholders. Assuming no change in the number of outstanding shares from the Record Date, if the reverse stock split is approved, the currently outstanding shares of Existing Common Stock will be converted into shares of New Common Stock. The Company estimates that approximately 1,758 shareholders will hold fractional shares after the reverse stock split, which fractional shares will be purchased at a total cost of approximately $1,617,711 or $0.40 per share for each of the 4,044,277 pre-split shares.

Adoption of the reverse stock split and related amendment are assured in view of Mr. Antony Gram's statement that he intends to cause shares controlled by him to be voted in favor of both proposals. The effect of the reverse stock split and related amendment will be to purchase the shares of all shareholders not affiliated with Mr. Antony Gram for a price of $.40 per share on a pre-split basis.

CERTAIN EFFECTS OF REVERSE STOCK SPLIT PROPOSAL ON THE COMPANY'S SHAREHOLDERS

Interests of Certain Persons

     1. Rights, Preferences and Limitations. There are no differences between the respective rights, preferences or limitations of the Existing Common Stock and the New Common Stock. If the reverse stock split is approved and implemented, the percentage interests held by all but two current shareholders will be reduced to zero with the interests of the continuing shareholders being significantly increased, with Yasawa owning approximately 73.68% of the outstanding shares (14 shares) and Selex owning approximately 26.32% of outstanding shares (5 shares). There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company's common stock before or after the reverse stock split.

If the reverse stock split is approved, the Company's Articles of Incorporation will be amended to change the authorized common stock from the currently authorized 15,000,000 shares to 30 authorized shares. The Company will then have 19 shares issued and outstanding and 11 shares authorized but unissued.

No commitments, plans, understandings or agreements have been made by the Board of Directors or the officers of the Company for use of the authorized but unissued stock.

If the Board of Directors issues additional shares of New Common Stock in the future, the then current shareholders may suffer dilution of their present interests in the Company, to the extent such future issuances do not involve the then current shareholders of the Company.

     2. Financial Effect. The reverse stock split and expenses related to the transaction will not have a material effect on the Company's Balance Sheet, Income Statement or Cash Flow.

The reverse stock split will require a restatement of the Company's earnings per share and book value.

The total number of fractional shares to be purchased is estimated to be approximately 4,044,277 at a cost of approximately $1,617,711. The cost of the reverse stock split transaction will come from the Company's available cash balances and from a loan to be made by Swan Development Corporation, an entity controlled by Mr. Antony Gram, pursuant to the Company's existing Additional Advance Promissory Note with Swan, as are the Company's other current loans. The loan will be repaid by the Company monthly by the transfer of contracts receivables at 90% of face value, with recourse.

The total expenses incurred or expected to be incurred in connection with the proposed reverse stock split and related amendment of the Articles of Incorporation is $119,323 being comprised of $25,000 in legal fees, $10,000 in accounting fees, $323 in filing fees, $44,000 for Fairness Opinion fees, costs and expenses, $15,000 in transfer agent fees, $10,000 in printing and mailing costs, and $15,000 in miscellaneous expenses and disbursements.

     3. Effect on Market for Shares. The Company estimates that the number of shares of New Common Stock outstanding after the reverse stock split, if effected, will be 19 shares in the hands of two shareholders. As a result, there will be no market for the Company's shares.

The Company has no current plans to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the best interests of the Company and its then shareholders. Persons who continue as shareholders following implementation of the reverse stock split proposal will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are currently specifically granted to such shareholders.

     4. Termination of Exchange Act Registration of New Common Stock. The reverse stock split proposal will affect the public registration of the New Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of the reverse stock split proposal by the shareholders. The Company may terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the New Common Stock under the Exchange Act would substantially reduce the information required to be prepared, mailed and furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company.


With respect to the executive officers and directors of the Company, in the event of the intended termination of registration of the New Common Stock under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof. Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

FAIRNESS OF THE PROPOSED REVERSE STOCK SPLIT

The Board of Directors of the Company and the Filing Persons believe that the proposed reverse stock split and related amendment to the Articles of Incorporation is fair to the unaffiliated shareholders of the Company and is fair to and in the best interest of the Company. They are supported in their views by the expert opinions of Miller Advisory Group, attached as an exhibit hereto. All executive officers and directors of the Company having a direct or beneficial interest in the Company's common stock, including Mr. Antony Gram, Mr. Rudy Gram, Mr. Fischer, Ms. Hummerhielm and Mr. McNeill intend to vote in favor of the proposed reverse stock split and related amendment to the Articles of Incorporation and each have made a recommendation in support of both proposals as being in the best interests of the Company and its unaffiliated shareholders.

Procedural Fairness. The proposed reverse stock split and related amendment to the Articles of Incorporation have not been structured so that approval of at least a majority of unaffiliated shareholders is required. A majority of directors who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the proposed reverse stock split or of preparing a report concerning the fairness of the transaction. The proposed reverse stock split was unanimously approved by the independent, non-affiliated directors of the Company, excluding Antony Gram, his son, Rudy Gram, and his financial advisor, Christel DeWilde. The Board of Directors and the Filing Persons believe that the proposed reverse stock split and related amendment to the Articles of Incorporation is procedurally fair because the recommendation of the Board has been unanimous and the shares of Rudy Gram, son of Antony Gram, as well as the non-affiliated Directors, Mr. Fischer and Mr. McNeill, will be eliminated by the proposed reverse stock split. No determination has been made as to whether Mr. Fischer or Mr. McNeill will continue to serve as directors following the proposed reverse stock split.


Other Offers. Except as described below, the Company has not received any firm offers during the past two years to merge or consolidate the Company with or into another company or vice versa, to sell or transfer all or any substantial part of the assets of the Company, or to sell sufficient securities that would enable the holder to exercise control of the subject company.

The Company did have initial discussions with potential buyers of the Company's Sunny Hills Development in 2000 and 2001, but was unable to reach an agreement regarding all material terms. On May 18, 2000, and on June 2, 2000, Sunny Hills Partners, L.C. offered to purchase 12,700 acres of Sunny Hills Development for $5,000,000 cash or $8,255,000 with Seller financing. The offer was rejected by the Board of Directors on May 31, 2000. On June 2, 2000, Sunny Hills Partners increased its offer to $10,000,000 cash or $11,600,000 with Seller financing. This offer was rejected by the Board on June 14, 2000. On September 21, 2000, Sunny Hills Partners offered to purchase 12,700 acres for

$10,500,000 in cash. This offer was accepted by the Board on September 22, 2000, subject to several conditions, including the Buyer's agreement to pay documentary stamps and title insurance expenses. The purchase was not completed because Sunny Hills Partners was unable to obtain financing. On October 3, 2000 Southern Pine Plantations of Florida offered to purchase approximately 12,457 acres in Sunny Hills for $4,982,000 in cash. The Board rejected the offer on October 13, 2000. On July 6, 2001, Lou Schwartz, Esq., acting on behalf of an undisclosed client, provided a non-binding letter of interest to purchase all remaining Sunny Hills lots for $9,000,000 in cash with a 90-day inspection period with closing in six months based on a $250,000 binder. The offer was rejected by the Board. On December 18, 2001, Morningside Development Group, LLC, acting through Lou Schwartz, Esq., offered a memorandum of understanding for an exclusive option to purchase all remaining inventory and property in Sunny Hills with an option term extending through January 31, 2022, with a price per lot of $900 initially, escalating to $1,100 in 2007, $1,300 in 2012, and $1,500 in
2017. The Board rejected the proposal.

Value. The Board and the Filing Persons did not discern any factors that weighed against the fairness of the proposed reverse stock split. The belief of the Company and of the Filing Persons that the proposed reverse stock split and related amendment to the Articles of Incorporation is fair and that the consideration offered to unaffiliated security holders constitutes fair value is based on consideration of a number of factors, including the following:

Liquidation Value. In considering the fairness of the proposed reverse stock split, the liquidation value of the Company was given little weight by the Board of Directors and the filing Persons because of the Company's large debt, and because of the cost of development of the land, and because of the absence of potential buyers for the Company's unimproved land.

As of December 31, 2002, 2001 and 2000, the Company's total liabilities exceeded the book value of its total assets by $9,832,000, $8,317,000 and $8,839,000, respectively. The Company's total liabilities as of September 30, 2003, were $22,068,000; while the book value of its assets was $12,333,000. Liquidation at book value as of September 30, 2003, would have resulted in a negative net liquidation value of ($9,735,000). For financial reporting purposes, land inventory is carried at cost, which is not in excess of fair value, taking into consideration the costs to complete and sell.

The Company has not acquired an independent third party appraisal for its real property inventory. For purposes of this evaluation process and for use in the preparation of financial statements, as of September 30, 2003, management of the Company calculated for all assets an estimated selling price. Management utilized those amounts to estimate fair value of the Company's remaining properties at September 30, 2003, net of estimated disposition costs. Values were developed for the estimated net realizable value for the assets based upon management's experience and beliefs. The estimation process involved in the determination of net realizable value is inherently uncertain since it requires estimates as to future events and market conditions. Such estimation process assumes the ability to complete development and dispose of real estate properties in the ordinary course of business based on management's plans and intentions. Economic, market, environmental and political conditions may affect management's development and marketing plans. In addition, the implementation of such development and marketing plans could be affected by the availability of future financing for development and construction activities. Accordingly, the ultimate values of the Company's real estate properties are dependent upon future economic and market conditions, the availability of financing, and may require the resolution of political, environmental and other related issues that have not yet been identified.


Subject to these limitations, management of the company believes that as of September 30, 2003, the estimated net fair value of all of its assets in the normal course of business was approximately $26,300,000. This estimated net fair value, if achieved, then after settlement of all obligations, would result in a net value of approximately $4,250,000, or $0.31 per share. However, these management determined fair values can be achieved through the continued orderly development of the sites and after obtaining substantial additional capital. The additional required development costs, time, and the illiquidity of the undeveloped land contribute to management's belief that the value of all of the Company's real estate in its present condition would be insufficient to give the Company a positive liquidation value.


As of December 31, 2002, the real property labeled "Inventories" in the Company's financial statements represents the following: "Unimproved" land is primarily comprised of land which may not be resold because it is either undevelopable, or is common area, or is recreational area. Land in various stages of development includes the majority of the Sunny Hills development (12,537 unimproved lots) and a portion of the Marion Oaks subdivision (1,967 unimproved lots). These lots are unimproved, requiring roads, drainage and the like. Before lots can be sold on the retail market, they must be developed with roads and drainage. The value of the real property is shown at cost. Historically, the additional, substantial average cost to develop these lots has been approximately $3,500 per lot. On this basis, the cost to develop the 12,537 unimproved lots in the Sunny Hills development would be estimated at approximately $43,879,000 and to develop the 1,967 unimproved lots in the Marion Oaks subdivision would be estimated at approximately $6,884,000. "Fully improved" land reflects these development costs. As of December 31, 2002, the Sunny Hills development had 700 improved lots and the Marion Oaks subdivision had 1,246 improved lots. The Company also owns a negligible number of lots in other locations.

Stated otherwise, the value of all of the Company's real estate in its present condition is insufficient to give the Company a positive liquidation value.

Going Concern Value of the Company. In considering the fairness of the proposed reverse stock split, the Board of Directors and the Filing Persons gave little weight to the going concern value of the Company in light of the financial requirements presented by the Company's negative cash flow, substantial borrowing needs and the development cost of its real property. The Company's statements of consolidated cash flows as of December 31, 2001, and December 31, 2002, reflect that the Company lacks sufficient cash flow to pay its operating obligations as they come due. Based on the December 31, 2002 Statements of Consolidated Cash Flows, any purchaser of the Company as a going concern would be required to inject approximately $4,000,000 per year to maintain the business in its present state.

Historic and Current Market Price in the Company's Stock. The Board and the Filing Persons gave the greatest consideration to the current and historic market value of the Company's common stock, the value of which has averaged well under $.40 per share over the last 60 months. The market value of the Company's stock on December 31, 2001, was $0.35 per share, as of December 31, 2002 , was $0.31 per share and as of September 30, 2003, was $0.33 per share. The historic market value of the Existing Common Stock ranged between a high of $0.69 and a low of $0.062 for the period January 1997 to September 2003. The trading volume of the Company's common shares has been relatively thin. The total number of shares traded in 2002 was 991,400; 2001 was 505,100; 714,300 for 2000; 757,500
for 1999; and 662,800 for 1998. Over this period, there were weeks in which no shares of the stock were traded. For example, during the month of October 2001, only 500 shares were traded. A significant amount of the stock purchases were made by Rudy Gram. From September 1996 to August 2001, Mr. Gram purchased 324,378 shares at prices ranging from $.22 per share to $.40 per shar, which averaged $.30 per share. Without those purchases, the Board and the Filing Persons believe the market value of the Company's stock most likely would have been far less, because there would have been significantly less demand for the Company's stock.


REPORTS, APPRAISALS AND NEGOTIATIONS

On September 5, 2001, the Board of Directors retained Miller Advisory Corp. ("Miller") to act as its financial advisor and to render an opinion with respect to fairness, from a financial point of view to the Company shareholders of the proposed purchase price for fractional shares ("Opinion"). In requesting
Miller's fairness opinion, the Board of Directors did not give any special instructions to Miller or impose any limitations upon the scope of the investigations that Miller deemed necessary to enable it to deliver its Opinion.

The Company received an Opinion from an outside expert, Miller, relating to the fairness of the consideration to be offered to unaffiliated shareholders dated March 5, 2002. Miller's opinion was updated on April 7, 2003, taking into account the information contained in the Company's annual report on Form 10-K filed March 14, 2003 and updated information regarding the market price of the Company's shares. The Opinions stated that the purchase price of $.40 per share for fractional shares of the Company's common stock was fair from a financial point of view to the unaffiliated shareholders of the Company. Miller was selected by the Board of Directors because Miller had previously provided financial services to the Company in 1997 concerning the transaction in which stockholders, other than Selex and Yasawa, voted to approve a debt restructuring that gave Selex and Yasawa its 73.23% share ownership, which they presently retain.

The Board of Directors considered Miller to be qualified to render an Opinion with regard to the fairness of the proposed reverse stock split by virtue of Ronald L. Miller's background. The Company has not had any material relationship in the past two years with Miller or with Ronald L. Miller other than the engagement to render the Opinions with regard to the proposed reverse stock split and no other relationship is contemplated. The Board of Directors determined the amount of consideration to be paid and requested Miller's Opinion as to whether the proposed reverse stock split and resulting purchase of fractional shares would be fair to the unaffiliated shareholders of the Company. Miller was first engaged to render the Opinion September 5, 2001, and has been compensated for such Opinions in the amount of $44,000 plus accountable expenses not to exceed $2,500.


Miller's Opinions and the letter in support of its March 5, 2002 Opinion accompany this Proxy Statement, and should be read in conjunction with one another. Unaffiliated shareholders may rely on the March 5, 2002 opinion, the April 7, 2003 update of that opinion and related materials in voting on the proposed 500,000 for one reverse stock split and the related amendment to the Company's Articles of Incorporation. Miller's March 5, 2002 Opinion was based on interviews with Sharon J. Hummerhielm, Executive Vice President and Corporate Secretary and John R. Battle, Treasurer until June 7, 2002, as well as a review of the Company's Proxy Statements and Annual Meeting Notices for the years 2000 and 2001, Forms 10-K for the year ending December 31, 1999, and the year ending December 31, 2000, and Forms 10-Q for quarters ending March 31, 2001, June 30, 2001, and September 30, 2001. Additionally, Miller reviewed historical charts of the Company's stock performance and activity, a list of stock purchases by Rudy Gram for the period of September 30, 1996 to June 6, 2001 and insider trading reports. Miller's conclusion was that the transaction was fair. In reaching this conclusion, Miller gave little weight to the going concern value of the Company in view of the fact that it was operating at a cash flow deficit of approximately $4 million per year. Rather than using revaluation formula, Miller reviewed the general and financial condition of the Company. Among other things, Miller was provided and considered: (1) a Depreciation Expense Report dated December 31, 2000, which described the basis and depreciation adjustment for the Company's equipment showing a value of depreciated equipment at $1,367,994and reflecting equipment depreciated to approximately $1,310,405 at the end of 2000;
(2) the Consolidating Trial Balance Report dated October 31, 2001, which reflected a loss for the period ended December 31, 2001, of approximately $43,000, total assets of $15,196,480, as of September 30, 2001, and total liabilities before stockholders' equity of $24,056,201; (3) Financial Sales Reports as of June 30, 2001 reflecting total assets of

$15,261,072 and total liabilities of $15,246,998 after taking into account total shareholders' equity of $8,725,795; and (4) an article in the St. Petersburg Times dated July 25, 2001 entitled "County Tops in Homeownership - Census Figures Show the County Has State's Highest Rate of Ownership, but Finding a Rental Unit Remains a Challenge." Conversely, both the stock activity reports and the interviews with management factored more directly in the March 5, 2002, Opinions. After reviewing the total stock activity, the insider trading reports and the history of Rudy Gram's stock purchases, Miller concluded that without Mr. Gram's activity, the stock would be trading in the range of $.20/share. The interviews with management revealed a recent history of limited interest received by Deltona in acquiring the total company or major portions of its inventory. These discussions also confirmed the lack of alternative debt financing other than by Development Corporation ("Swan") Selex and Yasawa. Management interviews confirmed that the Company's negative cash flow required a strong and willing partner.

Deltona's Statements of Consolidated Cash Flows as of December 31, 2000 and December 31, 2001 reflected that Deltona lacked sufficient cash flow to pay its operating obligations as they come due. Based on the December 31, 2001 statements of consolidated cash flows, any purchaser of Deltona as a going concern would be required to inject approximately $4,000,000 per year to maintain the business in its present state. In light of the financial requirements presented by Deltona's negative cash flow, the development cost of its inventoried real property and the lack of any lender, other than the Gram affiliates, showing a willingness to fund the Company's needs, little weight was given to the going concern value of Deltona.

Miller gave no weight to the liquidation value of the Company in view of the Company's heavy debt and the scarcity of potential buyers for the property owned by the Company and the cost of developing the land owned by the Company. Miller believed that the nature and amount of the offers made to purchase Sunny Hills lots indicated that after satisfying the Company's liabilities, the liquidation of the Company's assets would net little or no value to the Company. Miller's belief was based on the fact that none of the proposals to purchase the Sunny Hills lots would have provided sufficient net proceeds to pay the Company's outstanding debt. It was Miller's understanding that the real property labeled "Land and Land Improvements" in Deltona's financial statements represents the following: "Unimproved" land is primarily comprised of land which may not be resold because it is either undevelopable or is common or recreational area. Land in various stages of development includes the majority of the Sunny Hills development (12,530 undeveloped lots) and a portion of the Marion Oaks subdivision (1,967 undeveloped lots). These lots are generally undeveloped, requiring roads, drainage and the like. Before lots can be sold on the retail market, they must be developed with roads and drainage. The value of the real property is shown at cost. The cost to develop these lots has been recognized by Deltona historically as $3,500 per lot. On this basis, the cost to develop the 12,530 undeveloped lots in the Sunny Hills development would be $43,879,000 and to develop the 1,967 undeveloped lots in the Marion Oaks subdivision would be $6,884,000.

"Fully improved" land reflects these development costs. The Sunny Hills development has 700 developed lots and the Marion Oaks subdivision has 1,246 developed lots. Deltona also owns a negligible number of lots in other locations.

Miller gave greatest consideration to the current and historic market value of the Company's common stock, the value of which has averaged well under $.40 per share for the last 60 months. In the opinion of Miller, some of the standard valuation methodology had little or no bearing in this matter. Thus, Miller believed that valuation as a multiple of earnings or as a multiple of sales or as a multiple of book value was more academic than pragmatic in this case. The Fairness Opinion was based primarily by what a willing buyer would pay a willing seller. The universe of willing buyers as reported by Deltona's Management was virtually non-existent. The weakness of the stock market since peaking in early 2000, the uncertainty in the world following the events of September 11th, 2001, the increased scrutiny of Federal and State regulatory agencies regarding land sale companies and the long-term holding period required to absorb Deltona's land inventory concentrated in less populated northern Florida, combined to limit potential interest in Deltona - certainly with regard to the total company and even to an individual investor considering purchasing shares of stock.

In issuing its April 7, 2003, opinion, Miller reviewed the Company's Form 10-K for the year ended December 31, 2002, public information regarding the market for the Company's shares since the March 5, 2002 opinion letter, and interviewed Sharon Hummerhielm regarding the operations and future prospects of the Company. No other information was considered. Miller's analysis in the April 7, 2003, letter was limited to determining whether any material change had occurred since March 5, 2002, which would render the March 5, 2002, opinion invalid. Miller's conclusion was that the transaction was fair. In reaching this conclusion, Miller gave little weight to the going concern value of the Company in view of the fact that it was still operating at a cash flow deficit of approximately $4 million per year. Rather than using revaluation formula, Miller reviewed the general and financial condition of the Company. Among other things, Miller Advisory was provided and considered the Consolidated Balance Sheets for the year ended December 31, 2002 that reflected assets in the amount of approximately $12,744,000; total liabilities, before stockholder equity, of approximately $22,576,000; and total of liabilities and deficit in equity of $12,744,000, after taking into account the deficit in shareholders' equity of ($9,832,000). Conversely, both the stock activity reports and the interviews with management factored more directly in the April 7, 2003 Opinion. After reviewing the total stock activity, Miller recognized little change in the price at which shares were trading. The interviews with management revealed a recent history of limited interest received by Deltona in acquiring the total company or major portions of its inventory. These discussions also confirmed the lack of alternative debt financing other than by Swan, Selex and Yasawa. Management interviews confirmed that the Company's negative cash flow required a strong and willing partner.

Deltona's  statements  of  consolidated  cash  flows  as of  December  31,  2002 reflected that Deltona lacks sufficient cash flow to pay its operating obligations as they come due. Based on the December 31, 2002 Statements of Consolidated Cash Flows, any purchaser of Deltona as a going concern would be required to inject approximately $4,000,000 per year to maintain the business in its present state. In light of the continued financial requirements presented by Deltona's negative cash flow, the development cost of its inventoried real property and the lack of any lender other than the Gram affiliates showing a willingness to fund the Company's needs, little weight was given to the going concern value of Deltona.

Miller gave no weight to the liquidation value of the Company in view of the Company's heavy debt and the scarcity of potential buyers for the property owned by the Company and the cost of developing the land owned by the Company. Miller's interviews with management revealed no additional offers were made to purchase the remaining inventory of Sunny Hills lots. Had such an offer been made for a sum equal to any of the prior offers, the net proceeds would have been insufficient to pay the Company's outstanding debt.

Miller understood that the real property labeled "Land and Land Improvements" in Deltona's financial statements represents the following: "Unimproved" land is primarily comprised of land which may not be resold because it is either undevelopable or is common or recreational area. Land in various stages of development  includes  the  majority  of the  Sunny  Hills  development  (12,537
undeveloped  lots)  and  a  portion  of  the  Marion  Oaks  subdivision   (1,967
undeveloped lots). These lots are generally undeveloped, requiring roads, drainage and the like. Before lots can be sold on the retail market, they must be developed with roads and drainage. The value of the real property is shown at cost. The cost to develop these lots has been recognized by Deltona historically as $3,500 per lot. On this basis, the cost to develop the 12,537 undeveloped lots in the Sunny Hills development would be $ $43,879,000 and to develop the 1,967 undeveloped lots in the Marion Oaks subdivision would be $6,884,000. "Fully improved" land reflects these development costs. The Sunny Hills development has 700 developed lots and the Marion Oaks subdivision has 1,246 developed lots. Deltona also owns a negligible number of lots in other locations.


Miller gave greatest consideration to any change in the the current value of the Company's common stock, compared to the value he reviewed when he gave his March 5, 2002 opinion. The value of the Company's common stock continues to average well under $.40 per share. In the opinion of Miller, some of the standard valuation methodology had little or no bearing in this matter. Thus, Miller believed that valuation as a multiple of earnings or as a multiple of sales or as a multiple of book value was more academic than pragmatic in this case. The Fairness Opinion was based primarily on what a willing buyer would pay a willing seller. The universe of willing buyers as reported by Deltona's Management was virtually non-existent. The weakness of the stock market since peaking in early 2000, the uncertainty in the world following the events of September 11th, the increased scrutiny of Federal and State regulatory agencies regarding land sale companies and the long-term holding period required to absorb Deltona's land inventory concentrated in less populated northern Florida, combined to limit potential interest in Deltona, certainly with regard to the total company and even to an individual investor considering purchasing shares of stock.

In conclusion, in view of the fact that the Company, as of December 31, 2002, was continuing to operate at a cash flow deficit of approximately $4 million per year and that the market value of the Company's stock has remained well under $0.40 per share, Miller concluded that the Company's financial condition was materially unchanged and its previous opinion remained valid.


A copy of the Opinions are attached as Exhibit 1 and should be read in their entirety by the Company's shareholders.


The independent, non-affiliated Directors, the Audit Committee, the Board of Directors and the Filing Persons have specifically adopted Miller's analysis and conclusions as stated in his March 5, 2002 and April 7, 2003 opinions as their own in reaching their determination that the proposed reverse stock split was fair to the unaffiliated shareholders.


FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Further events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Proxy Statement describe factors that could contribute to or cause such differences.


We caution you not to place undue reliance on any forward-looking statements made by, or on behalf of, the Company in this Proxy Statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See "Available Information."



                          GENERAL INFORMATION

VOTING PROCEDURES AND REVOCABILITY OF PROXIES

The only shareholders entitled to vote at the Special Meeting are the holders of record at the close of business on the Record Date. On the Record Date there were 13,544,277 outstanding shares of Existing Common Stock. Each outstanding share of Existing Common Stock is entitled to one vote on each matter to come before the Special Meeting.

The accompanying proxy card is designed to permit each shareholder of record on the Record Date to vote on the proposals described in this Proxy Statement. The proxy card provides space for a shareholder to: (a) vote for or against any proposal to be considered at the Special Meeting; or (b) abstain from voting on any proposal if the shareholder chooses to do so. The reverse stock split and the related amendment to the Company's Articles of Incorporation require the affirmative vote of holders of a majority of the outstanding shares of Existing Common Stock as of the Record Date, the affirmative vote of 6,772,141 shares or one vote more than 50% of the 13,544,277 shares of common stock outstanding.

The holders of a majority of the outstanding shares of Existing Common Stock present, in person or by proxy, and entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. If a quorum should not be present, the Special Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker nonvotes are considered for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker nonvotes will have the effect of a vote against the reverse stock split and the related amendment to the Company's Articles of Incorporation. Shareholders are urged to sign the accompanying form of proxy and return it promptly.

When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by proxies designated on the proxy card in accordance with the shareholder's instructions. The designated proxies for the shareholders are Sharon Hummerhielm, Beth Fisher and George W. Fischer with powers of substitution. A shareholder desiring to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Special Meeting. Proxy cards so marked should not be mailed to the Company.

If a signed proxy card is returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted in favor of all the proposals described in this Proxy Statement and, at the discretion of the designated proxies, on any other matter that may properly come before the Special Meeting or any adjournment. The Company does not know of any business that will be presented for consideration at the Special Meeting other than the reverse stock split and related amendment. However, if any other business should come before the Special Meeting, it is the intention of the designated proxies to vote on any such business in accordance with the recommendation of management.

Any shareholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by (i) notifying the Secretary of the Company in writing at the Company's principal executive office, (ii) executing and delivering a subsequent proxy or (iii) personally appearing at the the Special Meeting and casting a contrary vote. However, no revocation shall be effective unless and until notice of such revocation has been received by the Company at or prior to the Special Meeting.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock was traded on the New York and Pacific Stock Exchanges under the ticker symbol DLT. On April 6, 1994, both the New York and Pacific Stock Exchanges suspended the Company's Common Stock from trading and instituted procedures to delist the Company's Common Stock. On June 16, 1994, the Company's Common Stock was formally removed from listing and registration on the New York Stock Exchange. As of August 31, 1994, the Company's Common Stock was traded on a limited basis in the over-the-counter markets (on the bulletin board) under the symbol DLTA. The low and high bid quotation at which the stock was traded for the last completed 15 calendar quarters is as follows:


Period                     Low      High


1st Quarter 2000           $0.19    $0.21
2nd Quarter 2000           $0.15    $0.25
3rd Quarter 2000           $0.18    $0.63
4th Quarter 2000           $0.14    $0.53
1st Quarter 2001           $0.16    $0.56
2nd Quarter 2001           $0.25    $0.45
3rd Quarter 2001           $0.25    $0.46
4th Quarter 2001           $0.25    $0.37
1st Quarter 2002           $0.25    $0.36
2nd Quarter 2002           $0.29    $0.34
3rd Quarter 2002           $0.30    $0.35
4th Quarter 2002           $0.31    $0.38
1st Quarter 2003           $0.31    $0.34
2nd Quarter 2003           $0.32    $0.32
3rd Quarter 2003           $0.32    $0.37


The Company has never paid cash dividends on its Common Stock. The Company's loan agreements contain certain restrictions which currently prohibit the Company from paying dividends on its Common Stock. The Board of Directors believes the cost savings associated with no longer being a public company will be approximately $105,000 per year. In addition, the SEC, pursuant to the Sarbanes-Oxley Act of 2002 and other initiatives, is adopting expanded rules and regulations. The additional costs to appropriately respond to such expanded rules and regulations are not readily determinable at this time.


A reverse stock split of 500,000 for 1 is estimated to reduce the number of shareholders of record to two, based on March, 2003 records. See "Fairness of the Reverse Stock Split Proposal" below for a discussion of the determination of a fair price for fractional shares.

EXCHANGE OF CERTIFICATES AND PAYMENT OF FRACTIONAL SHARES

If the shareholders approve the reverse stock split and the related amendment to the Articles of Incorporation, the Company will file the related amendment with the Secretary of State of the State of Delaware. The reverse stock split will become effective on the date the Certificate of Amendment is issued by the Secretary of State of the State of Delaware (the "Effective Date").

Within 30 days of the Effective Date, each holder of an outstanding certificate theretofore representing Existing Common Stock will receive from American Stock Transfer & Trust Company as the Company's transfer agent (the "Exchange Agent") instructions for the surrender of such certificate to the Exchange Agent. The instructions will include a Letter of Transmittal to be completed and returned to the Exchange Agent with such certificate. Within 30 days after the surrender to the Exchange Agent of any certificate which represented shares of Existing Common Stock, together with a duly executed Letter of Transmittal and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificates have been issued, (i) certificates registered in the name of such person representing the number of full shares of New Common Stock into which the shares of Existing Common Stock represented by the surrendered certificate shall have been reclassified, and/or (ii) cash for fractional shares. Until surrendered as contemplated by the preceding sentence, each certificate which represented shares of Existing Common Stock shall be deemed at and after the Effective Date to represent the number of full shares of New Common Stock contemplated by the preceding sentence or to represent fractional shares to be purchased by the Company as explained below.

For the purpose of determining ownership of Existing Common Stock at the Effective Date, shares will be considered to be held by the person in whose name those shares are registered in the stock records of the Company, regardless of the beneficial ownership of those shares. No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to the approval of the reverse stock split represented any shares of Existing Common Stock, except that if any certificates for New Common Stock are to be issued in a name other than that in which the certificates for shares of Existing Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance pay to the Company any transfer taxes payable by reason thereof (or prior transfer of such surrendered certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, and (ii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No certificates or scrip representing fractional shares of New Common Stock shall be issued in connection with the reverse stock split. Instead, shareholders holding a number of shares of Existing Common Stock not evenly divisible by 500,000, and shareholders holding less than 500,000 shares of Existing Common Stock, within 30 days of surrender of their old certificates, will receive cash in lieu of fractional shares of New Common Stock. Surrendering shareholders will not receive interest on their cash payments. The price payable by the Company for fractional shares will be determined by multiplying the fraction of a share of New Common Stock by $200,000.00 (which is the equivalent of multiplying the numbered shares of Existing Common Stock by $0.40).

Approval of the reverse stock split will require approval by a majority of the shares of Existing Common Stock that were outstanding on the Record Date. Accordingly, the reverse stock split will be approved if at least 6,772,141 shares of Existing Common Stock, or one vote more than 50% of the 13,544,277 outstanding shares of existing Common Stock are voted in favor of the reverse stock split. 25

FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING DISCUSSION SUMMARIZING ALL MATERIAL FEDERAL TAX CONSEQUENCES IS BASED ON CURRENT LAW. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

The receipt of New Common Stock solely in exchange for Existing Common Stock will not result in recognition of gain or loss to the shareholder. The adjusted tax basis of the shareholder's New Common Stock will be the same as the shareholder's adjusted tax basis in the Existing Common Stock. The holding period of New Common Stock received solely in exchange for Existing Common Stock will include the shareholder's holding in the Existing Common Stock. No gain or loss will be recognized by the Company upon the reverse stock split.

Shareholders who receive cash in lieu of fractional shares of New Common Stock will be treated as receiving cash as payment in exchange for their fractional shares of New Common Stock, and they will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

The proposed reverse stock split and related amendment to the Articles of Incorporation will have no federal income tax consequences for the Company.


APPRAISAL RIGHTS AND DISSENTER'S RIGHTS

No appraisal or dissenters' rights are available under Delaware law to shareholders who dissent from the reverse stock split. There may exist other rights or actions under Delaware Law or federal or state securities laws for shareholders who can demonstrate that they have been damaged by the reverse stock split. Such causes of action are generally based on alleged breaches of directors' fiduciary responsibility or the adequacy of corporate disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE REVERSE STOCK SPLIT AND THE RELATED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.

                  OWNERSHIP OF VOTING SECURITIES OF THE COMPANY



     Based upon information furnished to the Company or contained in filings made with the Commission, the Company believes that the only persons who beneficially own more than five percent (5%) of the shares of the Common Stock of the Company are Yasawa (52.41%), Selex (20.82%) and Antony Gram, through his holdings in Selex and Yasawa (73.23%).

All of the issued and outstanding stock of Selex, Gerrit van den Veenstraat 70, Amsterdam, The Netherlands, is owned by Wilbury a majority of which is, in turn, owned by Antony Gram. Antony Gram is the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. As the largest shareholder of Wilbury, holding a majority equity interest in that corporation, Mr. Gram is treated as the beneficial owner of all of the Company's Common Stock held by Selex. In addition, Mr. Gram beneficially owns Yasawa. Since Yasawa is the direct owner of 7,098,975 shares of the Common Stock of the Company, and Selex is the direct owner of 2,820,066 shares of the Common Stock of the Company, Mr. Gram is deemed to be the beneficial owner of an aggregate of 9,919,041 shares of Common Stock of the Company (73.23%).


The following table sets forth information, as of September 30 2003, concerning the beneficial ownership by all directors and nominees, by "Summary Compensation Table" and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.

                                        Amount and Nature                Percent
                                     of Beneficial Ownership            of Class

Current Directors:

George W. Fischer....................     35,000 - Direct                    *
Antony Gram .........................  9,919,041 - Indirect              73.23%
Rudy Gram............................    324,378 - Direct                 2.39%
Thomas B. McNeill....................        200 - Direct                    *
Christel DeWilde.....................              0                         *

Current Executive Officers:

Antony Gram..........................  9,919,041 - Indirect             73.23%
Sharon J. Hummerhielm................        200 - Direct                *
Robert O. Moore......................              0

All executive officers and
  directors as a group,
  consisting of 7 persons
  (including those listed above)..... 10,278,819                        75.89%

Shareholders owning in excess of 5% of the outstanding shares:

Yasawa Holdings, N.V.                 7,098,975                         52.41%

Selex International, B.V.             2,820,066                         20.82%

* Represents holdings of less than 1%.

Based upon information furnished to the Company or contained in filings made with the Commission, the Company believes that the only persons who beneficially own more than five percent (5%) of the shares of the Common Stock of the Company are Yasawa (52.41%), Selex (20.82%) and Antony Gram, through his holdings in Selex and Yasawa (73.23%).

Mr. Rudy Gram, a member of the Board of Directors is the son of Mr. Antony Gram.

Mr. Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company, and thus, as an executive officer of the Company, since July 13, 1994. Additionally, Mr. Antony Gram is deemed to be the beneficial owner of 73.23% of the Company's Common Stock since he is the beneficial owner of Yasawa Holdings, N.V. (which holds 52.41% of the Common Stock of the Company as of October 10, 2002), as well as the holder of a majority equity interest in Wilbury International N.V., a Netherlands Antilles corporation, which owns all of the issued and outstanding stock of Selex International B.V. (which holds 20.82% of the Common Stock of the Company as of October 10, 2002).

Mr. Rudy Gram, a member of the Committee, a member of the Board of Directors and a candidate for re-election to the Board of Directors, is the son of Mr. Antony Gram. See "Ownership of Voting Securities of the Company."

From June 19, 1992 through March, 1999, the Company had entered into loan agreements with Selex International B.V., a Netherlands corporation, Yasawa Holdings, N.V., a Netherlands Antilles Corporation, Swan Development Corporation and related parties. Since December, 1992, the Company has been dependent on loans and advances from Selex, Yasawa, Swan and their affiliates in order to meet its working capital requirements. Scafholding B.V., a Netherlands corporation ("Scafholding") agreed to purchase contracts receivable at 65% of face value, with recourse, to meet the Company's ongoing capital requirements.

During  1998,  Scafholding  purchased  approximately   $1,396,000  in  contracts
receivable from the Company.

As of September 30, 2003, the Company's outstanding debt to Yasawa was $2,100,000 secured by a first lien on the Company's receivables and a mortgage on all of the Company's properties. The terms of repayment of the Yasawa loan provide for $100,000 of monthly payments of principal in cash or contracts receivable at 100% of face value, with recourse. Interest accrues at 6% for 2000, at the prime rate adjusted semi-annually to the then current rate ranging from 9.5% to 4.75% for 2001 and 2002, 4.25% for January 1 through June 30, 2003 and 4.0% effective July 1, 2003. For advances after September 1, 2003, the minimum annual percentage rate charged is 6% per annum notwithstanding a lower prime rate. The Company satisfied its principal obligation to Scafholding as of December 31, 1999. Yasawa and Scafholding have not required the Company to make interest payments since September 1, 1998. As of September 30, 2003, , the total amount of interest accrued on the Yasawa and Scafholding obligations is approximately $1,722,000, which is included in accrued interest.

During the nine months ended September 30, 2003, Swan loaned the Company an additional $2,000,000 to meet the Company's working capital requirements. The Company's debt to Swan as of September 30, 2003 of $8,637,000 is secured by a second lien on the Company's receivables. Swan has agreed to accept contracts receivable at 90% of face value, with recourse, in payment of the Company's obligation to Swan. The Company recognizes a loss on the transfer of contracts at less than face value. The amount of each monthly payment will be dependent upon the amount of contracts receivable in the Company's portfolio. Each month, the Company is required to transfer to Swan , as debt repayment, all current contracts receivable in the Company's portfolio in excess of $500,000, including contracts that have not yet met the Company's revenue recognition criteria. Interest accrues at the prime rate adjusted semi-annually to the then current rate of 4.75% for 2002, 4.25% for January 1 through June 30, 2003 and 4.0% effective July 1, 2003. Effective September 1, 2003, a minimum interest rate of 6% will apply to all new advances notwithstanding a lower prime rate. As of September 30, 2003, the Company paid the accrued and unpaid interest on the Swan notes through the transfer of current contracts receivable at 90% of their face value.

The Company records interest expense for all borrowing at the Company's incremental borrowing rate, which is currently the prime rate. Prior to September 1, 2003, the interest did not accrue for the first six months of each loan advance from Swan and the interest calculated was expensed and recorded as additional paid-in capital. The Company recorded interest expense and a capital contribution in the amount of approximately $78,000 and $170,000, for 2002 and 2001, respectively. For 2000, the Company recognized an additional interest expense and capital contribution of $408,000 on all outstanding debt balances to Yasawa, Scafholding and Swan at 8%, the Company's incremental borrowing rate and the amount accrued under the terms of the respective notes.

During 1998, the Company transferred 14 lots and 4 tracts of land to Swan. In return, Swan built an office complex on part of the land for use by the Company for a period of 54 months, renewable thereafter. The Company valued the land transferred at approximately $440,000 and recorded the net present value of the use of the office complex of approximately $375,000 as prepaid rent. The difference between the net present value of the rent and the cost of the land was recorded as deferred profit and is recognized over the lease term.

In January 2000, the Company purchased 16 lots and homes under construction from Scafholding for approximately $862,000. This amount represents Scafholding's lot cost and payments to date to the home builder. This transaction was 100% financed by Swan under its existing note payable arrangement.

During 2001, the Company entered into a joint venture agreement (the "Venture") with Scafholding, for the purchase of property tax certificates, application of tax deeds, administration and the acquisition and sale of land. The Company provides administrative, managerial, sales and marketing services to the Venture. The Company is reimbursed by the Venture for all commissions and marketing costs plus an administrative fee of 10% of all sales consummated. Scafholding provides financing to the Venture and has loaned the Venture approximately $1,554,000 as of December 31, 2002. Interest on the outstanding debt accrues at the fixed rate of 7.75%. Net income is to be distributed equally between the Company and Scafholding. The Company records its investment in the Venture on the equity method as control of the Venture rests with Scafholding as specified in the joint venture agreement.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

The Securities Exchange Act of 1934 requires the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission. Under the
Section 16(a) rules, the Company is required to disclose in this Proxy Statement any failure to file such required reports by their prescribed due dates.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2002, all
Section 16(a) filing requirements were satisfied.

                        PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited on behalf of the Board of Directors of the Company and the Filing Persons. The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of mail, officers of the Company may solicit proxies by telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of Existing Common Stock.

                                  OTHER MATTERS

As of the date of this Proxy Statement, the only business which the management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and certain employees of the Company who will not be specially compensated for such solicitation.

              FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE

The Company's Annual Report to Stockholders on Form 10-K/A for the year ended December 31, 2002 (including the audited financial statements appearing therein) (File No. 002-27157) and the Company's Form 10-Q for the quarter ended September 30, 2003 (including the unaudited financial statement appearing therein) (File No. 002-27157) are incorporated herein by reference and accompany this proxy statement. They are also available for review from the Edgar filings obtained through the SEC's Internet Website (http://www.sec.gov).


                               SUBSEQUENT EVENT

On November 20, 2003, the Company was served with a lawsuit filed in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida (Case No. 03-25259 CA 25) entitled Wilbur Forbes, individually and on behalf of a class of all other similarly situated minority stockholders, vs. The Deltona Corporation; Yasawa Holdings, N.V., a Netherlands Antilles corporation; Selex International B.V., a Netherlands corporation; Wilbury International, N.V., a Netherlands Antilles corporation; Swan Development Corporation; Scafholding B.V., a Netherlands corporation; Antony Gram, an individual; George W. Fischer, an individual; Thomas B. McNeill, an individual; Rudy Gram, an individual; and Christel DeWilde, an individual. The Plaintiff, is seeking unspecified declaratory and supplemental relief, including unspecified monetary damages, pursuant to Fla. Stat ss86.011., et. seq., for alleged breach of fiduciary duty, conspiracy, and violation of Section 155 of the Delaware General Corporation Law (8 Del. C. ss155). The complaint alleges that the Company"s Board of Directors has approved a transaction which will privatize the Company and liquidate all of the Company's minority shareholders through a mechanism of a 500,000 to 1 "reverse stock split" and "related cash purchase" of ensuing fractional shares at the price of $0.40 per pre-split share, which the Plaintiff alleges is below "fair value". The Company believes it has meritorious defenses to the plaintiff's claims and intends to vigorously defend this action.


                            PROPOSALS OF STOCKHOLDERS

Proposals of  stockholders  intended to be presented at the next Annual  Meeting
(2003) were required to have been received by The Deltona Corporation, 8014 SW 135th Street Road, Ocala, FL 34473, no later than December 31, 2002, in order to have been considered for inclusion in the Company's 2003 Annual Meeting Proxy Statement. No such requests were received.

Proposals of stockholders intended to be presented at the 2004 Annual Meeting should be received by The Deltona Corporation, 8014 SW 135th Street Road, Ocala, FL 34473 no later than December 31, 2003, in order to be considered in the Company's 2004 Annual Meeting Proxy Statement.

                              AVAILABLE INFORMATION

The Company is subject to the information requirements of the Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC's Internet Website (http://www.sec.gov).

                                   By order of the Board of Directors

                                   /s/ Sharon J. Hummerhielm

                                   Executive Vice President and
                                   Corporate Secretary

December 19, 2003

                                            Exhibit 1
Miller Advisory Corp. Opinion

                       [Miller Advisory Corp. Letterhead]



March 5, 2002

Board of Directors
The Deltona Corporation
999 Brickell Avenue, Suite 700
Miami, FL  33131

Members of the Board of Directors:

You have advised Miller Advisory Corp. ("Miller Advisory") that the Board of Directors of The Deltona Corporation ("Deltona") has authorized a 1-for-500,000 reverse split of its outstanding common shares, in which fractional shares would be purchased by Deltona at a rate of $.40 per pre-split share. As a result of the Reverse Stock Split and Purchase of Fractional Shares (the "Transaction"), the shares of all but two shareholders would be purchased by Deltona.

You have asked Miller Advisory to express an opinion as to whether or not the transaction involving Deltona and shareholders of Deltona owning fewer than 500,000 common shares ("Shareholders") is fair from a financial point of view, solely in their capacity as Shareholders.

In the preparation of this opinion, Miller Advisory has reviewed certain publicly available financial and non-financial information as well as certain financial and non-financial information not publicly available relating to Deltona in general and the Transaction in particular, all of which was supplied by Deltona. Miller Advisory has assumed this information to be accurate and does not bear any responsibility for its accuracy. Miller Advisory has not audited, nor has it been asked to audit, any of the Deltona financial information. Miller Advisory has discussed with management of Deltona current operations and future prospects of the Company. In addition, Miller Advisory has, where appropriate, considered information in published sources believed to be reliable, but of which it does not guarantee the accuracy. It has also reviewed a trading history of Deltona shares.

The opinion expressed herein is provided for your benefit and for the benefit of the Shareholders in connection with the proposed Transaction.

Based upon and subject to, but not limited to, its review of the above, its experience, and other factors deemed relevant in its sole discretion, Miller Advisory's opinion is that as of this date the proposed Transaction is fair from a financial point of view to the Shareholders solely in their capacity as shareholders of Deltona.

Yours truly,

MILLER ADVISORY CORP.

Ronald L. Miller, President



The fourth paragraph of this letter was revised to clarify that this opinion is provided for the benefit of the Shareholders in connection with the proposed Transaction.

                                                           November 14, 2003,
                                                            Date
/s/ Ronald L. Miller
------------------------
Ronald L. Miller, President

                [Miller Advisory Corp. Letterhead]

March 5, 2002

Board of Directors
The Deltona Corporation
999 Brickell Avenue, Suite 700
Miami, FL  33131

Members of the Board of Directors:

In support for the Fairness Opinion of this date regarding the proposed reverse stock split and Purchase of Fractional Shares (the "Transaction") involving The Deltona Corporation ("Deltona") and shareholders of Deltona owning fewer than 500,000 common shares ("Shareholders"), Miller Advisory Corp. ("Miller") has interviewed the following senior management of Deltona:

         Sharon J. Hummerhielm, Executive Vice President and Corporate Secretary John R. Battle, Treasurer

and reviewed the following:

          A.   Reports filed with the Securities and Exchange Commission

               1. Form 10-Q for Quarter Ending March 31, 2001

               2. Form 10-Q for Quarter Ending June 30, 2001

               3. Form 10-Q for Quarter Ending September 30, 2001

               4. Form 10-K for year Ending December 31, 2000

               5. Form 10-K for year Ending December 31, 1999

               6. 2001 Proxy Statement and Annual Meeting Notice

               7. 2000 Proxy Statement and Annual Meeting Notice

          B. Drafts of Reports to be filed with the Securities and Exchange Commission

               1. Preliminary Proxy Statement for the special Meeting of Shareholders

          C. Historical Charts of Deltona Corporation Stock Performance and Activity

               i. One year ending December 10, 2001

               ii. Two years ending December 10, 2001

               iii. Three years ending December 10, 2001

               iv Four years ending December 10, 2001

               v. Five years ending December 10, 2001

          D. Insider and Form 144 Filings - Deltona Corp. (DLTA) August 22, 2000 - August 7, 2001

          E. A list of Deltona Corp. Stock Purchases by Rudy Gram September 30, 1996 - June 6, 2001

          F.   Consolidating  Trial Balance Report Ten months ending October 31,
               2001

          G. The Deltona Corporation Financial and Sales Reports for December 2001 - June 2001

          H. The Deltona Corporation Depreciation Expense Report - December 31, 2000

          I.   Articles appearing in newspapers, and magazines:

               1. St. Petersburg Times, July 25, 2001

In considering the fairness of the transaction with regard to the Shareholders, Miller Advisory considered several factors, including the following:

     A. Liquidation Value. The problematic nature of Deltona's liquidation value is reflected in preliminary offers made to Deltona to purchase the remaining acreage of the Sunny Hills development. It is Miller Advisory's understanding that the real property labeled "Land and Land Improvements" in Deltona's financial statements represents the following: "Unimproved" land is primarily comprised of land which may not be resold because it is either undevelopable or is common or recreational area. Land in various stages of development includes the majority of the Sunny Hills development (12,536 undeveloped lots) and a portion of the Marion Oaks subdivision (2,071 undeveloped lots). These lots are generally undeveloped, requiring roads, drainage and the like. Before lots can be sold on the retail market, they must developed with roads and drainage. The value of the real property is shown at cost. The cost to develop these lots has been recognized by Deltona historically as $3,500 per lot. On this basis, the cost to develop the 12,536 undeveloped lots in the Sunny Hills development would be $43,876,000 and to develop the 2,071 undeveloped lots in the Marion Oaks subdivision would be $7,248,500. "Fully improved" land reflects these development costs. The Sunny Hills development has 685 developed lots and the Marion Oaks subdivision has 1,024 developed lots. Deltona also owns a negligible number of lots in other locations.

     It is our further understanding that the highest offer received for all of the remaining Sunny Hills lots was $10,500,000, a price acceptable to the Board of Directors, but the parties were unable to reach agreement regarding payment and other terms. Miller Advisory notes that a sale of the Sunny Hills asset for $10,500,000 would probably not have created a positive net worth of Deltona.

     Deltona's total debt exceeded its total assets by $8,318,000 as of December 31, 2000. While land inventory is reflected at cost, rather than fair market value, the value of all real estate in its present state and its effect on the overall liquidation value of Deltona is not clear especially in light of the scarcity of potential buyers and the costs to prepare for such an alternative. Thus, Miller Advisory has not given any weight to liquidation value of Deltona.

     B. Offers to Purchase Deltona. Miller Advisory is advised that Deltona has not received any firm offer to purchase substantially all assets of Deltona or to merge Deltona during the last five years.

     C. Going Concern Value of Deltona. Deltona's statements of consolidated cash flows as of December 31, 2000, and December 31, 2001, reflect that Deltona lacks sufficient cash flow to pay its operating obligations as they come due. Based on the December 31, 2001 Statements of Consolidated Cash Flows, any purchaser of Deltona as a going concern would be required to inject approximately $4,000,000 per year to maintain the business in its present state. In light of the financial requirements presented by Deltona's negative cash flow, and the development cost of its inventoried real property and the lack of any lender other than the Gram affiliates showing a willingness to fund the Company's needs, little weight was given to the going concern value of Deltona.

     D. Historic and Current Market Price in Deltona's Stock. In view of the above factors, Miller Advisory gave greatest consideration to the current and historic market value of Deltona's common stock, the value of which has averaged less than well under the $.40 per share over the last 60 months. It is also noted that the trading volume of Deltona's common shares was relatively thin. The total number of shares traded in 2001 was only 505,100 for the entire year; 714,300 for 2000; 757,500 for 1999; and 662,800 for
     1998. Over this period, there are were weeks in which no shares of the stock were traded at all. A significant amount of the stock purchases were made by Rudy Gram. Without those purchases, the stock price most likely would have been far less.

I am available to augment or to clarify any of the above information, to answer any questions, or to generally assist the Board.

Yours truly,

MILLER ADVISORY CORP.


Ronald L. Miller, President

                [Miller Advisory Corp. Letterhead]


April 7, 2003

Board of Directors
The Deltona Corporation
999 Brickell Avenue, Suite 700
Miami, FL  33131

Members of the Board of Directors:

You have advised Miller Advisory Corp. ("Miller Advisory") that the Board of Directors of The Deltona Corporation ("Deltona") has authorized a 1-for-500,000 reverse split of its outstanding common shares, in which fractional shares would be purchased by Deltona at a rate of $.40 per pre-split share. As a result of the reverse stock split and Purchase of Fractional Shares (the "Transaction"), the shares of all but two shareholders would be purchased by Deltona.

You have asked Miller Advisory to express an opinion as to whether or not the Transaction involving Deltona and shareholders of Deltona owning fewer than 500,000 common shares ("Shareholders") is fair to the Shareholders from a financial point of view, solely in their capacity as Shareholders.

In the preparation of this opinion, Miller Advisory has reviewed Deltona's Form 10-K for the year ending December 31, 2002, filed with the Securities and Exchange Commission. Miller Advisory has assumed this information to be accurate and does not bear any responsibility for its accuracy. Miller Advisory has not audited, nor has it been asked to audit, any of the Deltona financial information. Miller Advisory has discussed with management of Deltona current operations and future prospects of the Company. It has also reviewed the recent trading history of Deltona shares, with special focus on Insider Trades.

The opinion expressed herein is provided for your benefit and for the benefit of the Shareholders in connection with the proposed Transaction.

Based upon and subject to, but not limited to, its review of the above, its experience, and other factors deemed relevant in its sole discretion, Miller Advisory's opinion is that as of this date the proposed Transaction is fair from a financial point of view to the Shareholders solely in their capacity as shareholders of Deltona.

Yours truly,

MILLER ADVISORY CORP.

Ronald L. Miller, President



This letter was revised to remove the word "solely" from the 4th paragraph.

/s/ Ronald L. Miller                                 July 8, 2003
------------------------                       ------------------
Ronald L. Miller, President                          Date

                                      PROXY

                            THE DELTONA CORPORATION
                    Proxy solicited by the Board of Directors,
                SELEX  INTERNATIONAL,  B.V.,  YASAWA HOLDINGS, N.V.,
                  ANTONY GRAM, AND WILBURY INTERNATIONAL, N.V.
                     for the special meeting of stockholders

                            to be held January 28, 2004





     The undersigned hereby appoints Sharon J. Hummerhielm, Beth Fisher and George W. Fischer, each with powers of substitution, as attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of common stock of The Deltona Corporation (the "Company") which the undersigned may be entitled to vote at the special meeting of stockholders to be held at the Woodland Pavilion, 312 Marion Oaks Boulevard, Ocala, Florida 34473 on January 28, 2004, at 10:00 AM, local time.


     Unless a contrary direction is indicated, this proxy will be voted for Proposal 1, and for Proposal 2, as are more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

     You may revoke this proxy at any time prior to the vote at the annual meeting.

     Please  complete,   date,  and  sign  this  proxy  and  return  it  in  the
accompanying envelope.

     The board of directors recommends a vote for Proposal 1, and a vote for Proposal 2, both as set forth below.

Proposal  1
     1. To consider a reverse stock split of the Company's common stock that would result in the shareholders receiving one share of our common stock for every 500,000 shares of our common stock that they currently own. The reverse stock split and related cash purchase by the Company of fractional shares at a rate of $.40 per share resulting from the reverse stock split is proposed to take the Company private.

          For                      Against                      Abstain
          [ ]                        [ ]                          [ ]

Proposal 2
     2. To consider an amendment to the Company's Articles of Incorporation to reduce the Company's authorized common stock from 15,000,000 shares to 30 authorized shares, which is in proportion to the reverse stock split.

          For                      Against                      Abstain
          [ ]                        [ ]                          [ ]


     3. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.


Please sign exactly as name          Signature-----------------Date -------200__
appears on this proxy.
When signing as attorney, executor,
administrator, trustee or guardian,
please give full title.
If more than one trustee,
all should sign.  All joint          Signature:---------------Date---------200__
owners must sign.




[  ] MARK HERE FOR CHANGE                [ ] MARK HERE IF YOU
     OF ADDRESS AND NOTE                     PLAN TO ATTEND
     CHANGE ON OTHER SIDE                    THE ANNUAL MEETING